Exhibit  99.1

                 GREEN MOUNTAIN POWER LAUDS NEW STABLE RATE PLAN
                 -----------------------------------------------

     COLCHESTER, VT Green Mountain Power (NYSE: GMP) said on Tuesday it was pleased with the opportunity to stabilize electric rates for its 90,000 customers as a result of a Vermont regulatory order issued Monday.

     "This is very positive news for our customers as it allows a very stable rate path between now and 2007," said Green Mountain President and Chief Executive Officer Christopher L. Dutton. Green Mountain last increased its electric rates in January 2001, so the new rate order provides customers with a six-year period of rates that have been essentially flat.

     The  Vermont  Public  Service  Board  issued  an  order  Monday  that:
Allows Green Mountain Power to raise rates 1.9 percent, effective January 1, 2005; and 0.9 percent effective January 1, 2006, if the increases are supported by cost of service schedules submitted 60 days prior to the effective dates. Allows Green Mountain the opportunity to file for rate increases during the period if the Company experienced extraordinary events, like repair costs due an ice storm or other natural disaster.
Green Mountain will reduce its return on equity from the current 11.25 percent to 10.5 percent for the period beginning Jan. 1, 2003 to Jan. 1, 2007. This will allow investors a secure earnings path that will assist the Company in attracting investor capital to help finance needed system infrastructure improvements during the period.
Approves a three-year economic development agreement for International Business Machines, as long as IBM does not reduce employment by more than five percent during the period. The Board found that the IBM economic development agreement is not subsidized by other Green Mountain Power customers. The Board further stated in its December 22nd Order that, "Thus, we accept the proposition that retained jobs are essentially equivalent to new jobs."
Provides for recovery of various regulatory assets, including the remediation of the Pine Street environmental superfund site in Burlington, VT.

     In summarizing the impact of its Order the Vermont Public Service Board said, "Green Mountain will benefit from the certainty the Memorandum of Understanding provides to its standing in the financial community, the security of predictable rate recovery, and the resolution and rate recovery of certain deferred accounting items."
     The  Board  order  also  provided:
     Green Mountain Power to file a new comprehensive rate design with regulators within 60 days, and this rate design will feature new proposals regarding economic development rate special contracts.
     Green Mountain Power and the Vermont Department of Public Service will work to develop a proposed alternative rate regulation plan within 120 days.
     "On the whole, this order reflects a fair balancing of Green Mountain Power's customer and investor interests. We are pleased with this favorable regulatory development," said Mr. Dutton.

     There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.

     For further information, please contact Steve Terry, Sr. Vice President for Green Mountain Power at 802-655-8408 or 802-388-2170 after 7:00 p.m.